Exhibit 99.1

News Release

Visteon Appoints William G. Quigley III Vice President, Corporate
Controller and Chief Accounting Officer

VAN BUREN TOWNSHIP, Mich., Dec. 9, 2004 – Visteon Corporation (NYSE:VC) announces the appointment of William G. Quigley III, 43, vice president, corporate controller and chief accounting officer, effective December 30, 2004. As an elected corporate officer, Quigley will report to Jim Palmer, executive vice president and chief financial officer.

”Bill’s proven success of leading global finance organizations, most recently with a Tier I automotive supplier, brings a broad range of experience to Visteon,” said Palmer. “We’re pleased that Bill’s background extends beyond the finance area to include experience in both aftermarket operations and marketing. He is a welcome addition to our leadership team.”

Prior to joining Visteon, Quigley was vice president and corporate controller for Federal-Mogul Corporation since June 2001. His previous role was finance director, Americas and Asia. Quigley has held several management positions at the company, including aftermarket operations, marketing and the corporate controller’s office. Prior to joining Federal-Mogul in 1994, Quigley was an assistant corporate controller at Nissan Research and Development and an audit manager at Deloitte & Touche.

Quigley earned a bachelor’s degree in accounting from Michigan State University and is a certified public accountant in the state of Michigan.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has about 72,000 employees and a global delivery system of more than 200 technical, manufacturing, sales, and service facilities located in 25 countries.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

Contact(s):
Media Inquiries	Media Inquiries	Visteon Corporation
Kimberly A. Welch	Jim Fisher	One Village Center Drive
734-710-5593	734-710-5557	Van Buren Twp., Mich., 48111
kwelch5@visteon.com	jfishe89@visteon.com